Exhibit 10.4

RESTRICTED STOCK AGREEMENT

UNDER

STEREOTAXIS, INC. 2002 STOCK INCENTIVE PLAN

THIS AGREEMENT, made as of the      day of             , 200    , by and between STEREOTAXIS, Inc., a Delaware corporation (hereinafter called the “Company”), and              (hereinafter called the “Executive”);

WITNESSETH THAT:

WHEREAS, the Board of Directors of the Company (“Board of Directors”) has adopted the Stereotaxis, Inc. 2002 Stock Incentive Plan (the “Plan”) pursuant to which options, performance share awards and restricted stock awards covering an aggregate of                  shares of the common stock of the Company may be granted to employees of the Company and its subsidiaries, and certain other individuals;

WHEREAS, the Company desires to make a restricted stock award to the Executive for                      (            ) shares under the terms hereinafter set forth:

NOW, THEREFORE, in consideration of the premises, and of the mutual agreements hereinafter set forth, it is covenanted and agreed as follows:

1. Award Subject to Plan. This award is made under and is expressly subject to, all the terms and provisions of the Plan, a copy of which has been given to Awardee and which terms are incorporated herein by reference. The Committee referred to in Paragraph 4 of the Plan (“Committee”) has been appointed by the Board of Directors, and designated by it, as the Committee to make awards of restricted stock.

2. Terms of Award. Pursuant to action of the Committee, which action was taken on                     , 200     (“Date of Award”), the Company awards to the Executive                      (            ) shares of the Common Stock of the Company, of the par value of $.001 per share; provided, however, that the Shares hereby awarded are nontransferable by the Executive for a period commencing on the Date of Award and ending              (    ) years after the Date of Award (the “Restriction Period”) . During the Restriction Period the nontransferable Shares shall bear a legend indicating their nontransferability. If the Executive terminates employment during the Restriction Period, he shall forfeit the Shares. If at the end of the Restriction Period, the Executive is still employed by the Company and the earnings per share of the Common Stock of the Company has at least reached                  the Shares shall become fully vested and nonforfeitable. If at the end of the Restriction Period the earnings per share of the Common Stock of the Company has not reached                 , the Shares shall not become vested. However, if at the end of              (    ) years after the Date of Award the Executive is still employed the shares shall become fully vested and nonforfeitable. The determination of earnings per share shall be made by the Company’s outside independent certified public accountants in according with generally accepted accounting standards, consistently applied.

3. Committee Administration. This award has been made pursuant to a determination made by the Committee, and such Committee or any successor or substitute committee authorized by the Board of Directors or the Board of Directors itself, subject to the express terms of this agreement, shall have plenary authority to interpret any provision of this agreement and to make any determinations necessary or advisable for the administration of this agreement and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to the Executive by the express terms hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf and the Executive has signed this Agreement to evidence his acceptance of the terms hereof, all as of the date first above written.

STEREOTAXIS, INC.

By:
Vice President

Executive

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